As filed with the Securities and Exchange Commission on September 22, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FedEx Corporation

(Exact name of registrant as specified in its charter)

Delaware	62-1721435
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

942 South Shady Grove Road, Memphis, Tennessee	38120
(Address of Principal Executive Offices)	(ZIP Code)

FedEx Corporation 2019 Omnibus Stock Incentive Plan

(Full title of the plan)

Mark R. Allen

Executive Vice President, General Counsel and Secretary

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

(901) 818-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This registration statement (“Registration Statement”) is being filed solely for the registration of (i) 5,000,000 additional shares of common stock, par value $0.10 per share (“Common Stock”), of FedEx Corporation (the “Company” or the “Registrant”) for issuance pursuant to awards granted under the FedEx Corporation 2019 Omnibus Stock Incentive Plan (as amended, the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction. Accordingly, pursuant to General Instruction E to Form S-8, the contents of the previous registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 30, 2019, relating to securities of the same class as to which this Registration Statement relates (File No. 333-234010) are hereby incorporated by reference in this Registration Statement, except as revised in Part II of this registration statement.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this registration statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents previously filed by the Company with the Commission are hereby incorporated by reference in this registration statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2022, filed on July 18, 2022;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2022, filed on September 22, 2022;

(c) The Company’s Current Reports on Form  8-K or Form 8-K/A filed on June  1, 2022, June  14, 2022, June  17, 2022, June  29, 2022, and September 21, 2022; and

(d) The description of the Company’s Common Stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2022, filed on July 18, 2022, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Common Stock registered hereunder will be passed upon by Mark R. Allen, the Company’s Executive Vice President, General Counsel and Secretary. As of September 20, 2022, Mr. Allen owned 33,282 shares of the Company’s Common Stock and held options to purchase 126,45 shares of the Company’s Common Stock. Of the options held by Mr. Allen, 78,945 were exercisable as of September 20, 2022.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Third Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated September 26, 2011 and filed September 28, 2011, and incorporated herein by reference).

4.2	Amended and Restated Bylaws of FedEx. (Filed as Exhibit 3.1 to FedEx’s Current Report on Form 8-K dated June 13, 2022 and filed June 14, 2022, and incorporated herein by reference.)

* 5.1	Opinion of Mark R. Allen, Executive Vice President, General Counsel and Secretary of the Company.

*15.1	Letter of Ernst & Young LLP regarding unaudited interim financial information.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Mark R. Allen (included in the opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (set forth on the signature page to this registration statement).

*99.1	FedEx Corporation 2019 Omnibus Stock Incentive Plan, as amended.

99.2	Form of Terms and Conditions of Stock Option Grant for U.S. Employees pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan (Filed as Exhibit 99.2 to FedEx’s Registration Statement No. 333-234010 on Form S-8, and incorporated herein by reference).

99.3	Form of Stock Option Agreement for Non-U.S. Participants pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan (Filed as Exhibit 99.3 to FedEx’s Registration Statement No. 333-234010 on Form S-8, and incorporated herein by reference).

99.4	Form of Stock Option Agreement for Non-Management Members of the Board of Directors pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan (Filed as Exhibit 99.4 to FedEx’s Registration Statement No. 333-234010 on Form S-8, and incorporated herein by reference).

99.5	Form of Restricted Stock Agreement for U.S. Participants pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan (Filed as Exhibit 99.5 to FedEx’s Registration Statement No. 333-234010 on Form S-8, and incorporated herein by reference).

99.6	Form of Restricted Stock Agreement for Non-U.S. Participants pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan (Filed as Exhibit 99.6 to FedEx’s Registration Statement No. 333-234010 on Form S-8, and incorporated herein by reference).

*107	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on September 22, 2022.

FedEx Corporation

By:	/s/ Jennifer L. Johnson
Jennifer L. Johnson
Corporate Vice President and
Principal Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark R. Allen, Michael C. Lenz, Jennifer L. Johnson, and Clement E. Klank III, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Rajesh Subramaniam	President and Chief Executive	September 22, 2022
Rajesh Subramaniam	Officer and Director
(Principal Executive Officer)

/s/ Michael C. Lenz	Executive Vice President and	September 22, 2022
Michael C. Lenz	Chief Financial Officer
(Principal Financial Officer)

/s/ Jennifer L. Johnson	Corporate Vice President and	September 22, 2022
Jennifer L. Johnson	Principal Accounting Officer
(Principal Accounting Officer)

/s/ Frederick W. Smith	Executive Chairman and Chairman of	September 22, 2022
Frederick W. Smith	the Board and Director

/s/ Marvin R. Ellison	Director	September 22, 2022
Marvin R. Ellison

/s/ Stephen E. Gorman	Director	September 22, 2022
Stephen E. Gorman

/s/ Susan Patricia Griffith	Director	September 22, 2022
Susan Patricia Griffith

/s/ Kimberly A. Jabal	Director	September 22, 2022
Kimberly A. Jabal

/s/ Amy B. Lane	Director	September 22, 2022
Amy B. Lane

Signature	Capacity	Date

/s/ R. Brad Martin	Director	September 22, 2022
R. Brad Martin

/s/ Nancy A. Norton	Director	September 22, 2022
Nancy A. Norton

/s/ Frederick Perpall	Director	September 22, 2022
Frederick Perpall

/s/ Joshua Cooper Ramo	Director	September 22, 2022
Joshua Cooper Ramo

/s/ Susan C. Schwab	Director	September 22, 2022
Susan C. Schwab

/s/ David P. Steiner	Director	September 22, 2022
David P. Steiner

/s/ V. James Vena	Director	September 22, 2022
V. James Vena

/s/ Paul S. Walsh	Director	September 22, 2022
Paul S. Walsh